Exhibit 99.2

ISUBSCRIBED AND PARTNERS COMPLETE ACQUISITION OF INTERSECTIONS INC.,

OWNER OF IDENTITY GUARD® CONSUMER SECURITY PLATFORM

Completion of go-private transaction accelerates brand growth and creates a unified digital threat protection platform

BURLINGTON, MA – January 11, 2019 – WC SACD One, Inc., a joint venture entity formed by iSubscribed, WndrCo and General Catalyst, today announced the completion of its acquisition of Intersections Inc., an identity theft protection and privacy services company based in Chantilly, VA. In accordance with the terms of the previously announced merger agreement and Section 251(h) of the General Corporation Law of the State of Delaware, the acquisition was completed by merging Intersections with a subsidiary of WC SACD. In connection with the merger, all shares not validly tendered in the tender offer (subject to certain exceptions, including shares for which appraisal rights were validly demanded) were cancelled and converted into the right to receive $3.68 per share. As a result, Intersections became a privately-held company and its common stock ceased trading on the NASDAQ.

Hari Ravichandran, the CEO and Founder of iSubscribed, has assumed the role of CEO of Intersections.

Immediately following the completion of the Intersections merger, iSubscribed was merged into WC SACD to combine businesses with Intersections and create a unified digital threat protection platform under its Intrusta brand.

The combined business will use adaptive technology to enable consumers to manage disparate cybersecurity needs with ease. With the addition of Intersections’ Identity Guard® comprehensive identity theft protection solutions, the acquisition is expected to enhance Intrusta’s digital threat protection offerings and significantly expand its customer base.

“Today Intersections Inc. begins an exciting new chapter as a private enterprise,” said Hari Ravichandran, Founder and CEO of iSubscribed. “With the support of our partners and the scale achieved through this transaction, we are building and expanding a platform that will make digital security simple, user-friendly and accessible to everyone.”

Intrusta will offer a unified suite of enterprise-grade security solutions, specifically designed for consumers, with an integrated, easy-to-use interface and adaptive technology that learns from the user to continually improve security and enhance the experience, supported by simplified billing and 24-hour customer service. Key platform features slated for launch in 2019 include antivirus, virtual private network (VPN) and digital identity protection solutions.

iSubscribed’s partners in the acquisition, General Catalyst and WndrCo, see significant market opportunity for solutions that can help consumers stop spending unnecessary time and energy managing a patchwork of different tools to address their digital security needs.

“In a world of recurring security breaches and rising cyber crime, consumers are looking for a comprehensive digital safety and security solution,” said ChenLi Wang, General Partner at WndrCo. “We are thrilled to partner with the company behind the award-winning Identity Guard service, and with Hari, to build a platform for making digital security simple, user-friendly, and accessible to everyone.”

“Online security is more complex and important today than ever, and we believe consumers want solutions that make online privacy and security easier and more accessible,” said General Catalyst Managing Director, Trevor Oelschig. “Intrusta’s suite of integrated security products will change the face of consumer online security and enable customers to live more carefree digital lives.”

About iSubscribed

iSubscribed is a holding company committed to creating, scaling, investing and acquiring disruptive technology to simplify digital security for consumers. Intrusta is part of the iSubscribed family. For more information, visit www.iSubscribed.com.

About Intrusta

Intrusta is a unified digital threat protection platform that makes security simple for everyone. Using adaptive technology and relentless focus on customer experience, Intrusta enables customers to manage disparate cybersecurity needs with ease. The company is headquartered in Burlington, Massachusetts. For more information, visit: www.Intrusta.com.

MEDIA CONTACTS:
Lark-Marie Anton	Samantha Stark
iSubscribed	Ketchum
(781) 552-3259	(202) 835-9424
Lark.Anton@iSubscribed.com	samantha.stark@ketchum.com

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